Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Woodmark Corporation:

Under date of June 29, 2016, we reported on the consolidated balance sheets of American Woodmark Corporation and subsidiary (the Company) as of April 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2016 which are included in the Company's 2016 Annual Report on Form 10-K (Form 10-K). In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule (Schedule II - Valuation and Qualifying Accounts) included in Item 15(a)2 of the Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-122438, 333-136867, 333-141621, 333-172059, 333-176902 and 333-186266) of the Company of our reports dated June 29, 2016, with respect to the consolidated balance sheets of the Company as of April 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2016, which reports appear in the April 30, 2016 Annual Report on Form 10-K of the Company.

/s/ KPMG LLP

McLean, Virginia
June 29, 2016